PRESS RELEASE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor		Chief Financial Officer
	New York, NY 10151		646-429-1818
ddoft@mdc-partners.com

MDC PARTNERS INCREASES GUIDANCE FOR FISCAL YEAR 2012

•	Revenue guidance increases by $50 million to a range of $1.05 billion to $1.075 billion, an increase of +11.3% to +14.0% versus 2011

•	EBITDA guidance increases by $8 million to a range of $110 million to $115 million, an increase of +21.2% to +26.7% versus 2011

•	EBITDA margins estimated to increase by a range of +90 basis points to +110 basis points over 2011 to 10.5% to 10.7%

•	Free Cash Flow guidance increases by $7 million to a range of $35 million to $40 million, an increase of +50.8% to +72.3% versus 2011

•	Total Free Cash Flow guidance increases by $7 million to a range of $60 million to $65 million, an increase of +10.6% to +19.8% versus 2011

•	Declares semi-annual dividend of $0.28 per share and maintains annual dividend rate of $0.56 per share

•	Investor call scheduled for 9:30AM EDT today to review the updated financial guidance

NEW YORK, NY (April 4, 2012) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced increased financial guidance for Fiscal Year 2012.

Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners, said, “Our business has been performing very well in 2012 thus far. We have won some significant pieces of business, completed three strategic investments that are highly accretive, and entered into a joint venture in Brazil, further enhancing our ability to service multinational clients with a sustainable point of differentiation.

“These strategic investments enhance our creative, digital and analytics market leadership. We now have a formidable, scaled media platform under the Maxxcom Global Media umbrella. Of significant importance is that all of these initiatives have enhanced the overall financial performance of MDC Partners on all significant metrics, benefitting our income statement, balance sheet and our statement of cash flows.

“As a result, we are increasing our financial guidance for 2012. Revenue guidance is increasing by $50 million to a range of $1.05 billion to $1.075 billion, an increase of +11.3% to +14.0% year over year. EBITDA guidance is increasing by $8 million to a range of $110 million to $115 million, an increase of +21.2% to +26.7% year over year. Free Cash Flow guidance is increasing by $7 million to a range of $35 million to $40 million, an increase of +50.8% to +72.3% year over year. EBITDA margins in 2012 are now expected to expand by a range of +90 basis points to +110 basis points versus 2011 to 10.5% to 10.7%, an incremental +30 basis points versus our initial expectations for the year.”

“We are more enthusiastic about the prospects for improved financial performance going forward,” said David Doft, Chief Financial Officer. “From a balance sheet perspective, we ended the first quarter with approximately $5-10 million of excess cash, zero net borrowings under our $150 million credit facility and total net debt below $340 million. This net debt position represents our lowest number in approximately a year and a half despite the dramatic increase in the scale and profitability of our business and given the recent transactions. We are confident that we can achieve a 2012 year-end leverage ratio of between 3.0 and 3.5 times EBITDA and between 2.5 and 3.0 times EBITDA in 2013. We believe that MDC’s strategic and financial positioning will enable us to drive significantly enhanced shareholder value in 2012 and beyond.”

Updated guidance for 2012 is as follows:

		Initial	Revised	Implied
	2011	2012	2012	Year over Year
	Actuals	Guidance	Guidance	Change
Revenue	$943.3 million	$1,000 - $1,025 million	$1,050 - $1,075 million	+11.3% to +14.0%
EBITDA	$90.7 million	$102 - $107 million	$110 - $115 million	+21.2% to +26.7%
Free Cash Flow	$23.2 million	$28 - $33 million	$35 - $40 million	+50.8% to +72.3%
+ Change in Working Capital and Other	$31.1 million	+$25 million	+$25 million
Total Free Cash Flow	$54.3 million	$53 - $58 million	$60 - $65 million	+10.6% to +19.8%

Implied EBITDA Margin	9.6%	10.2% - 10.4%	10.5% - 10.7%	+90 to +110 basis points

MDC Partners Announces $0.28 per Share Cash Dividend

MDC Partners today also announced that its Board of Directors has declared a cash dividend of $0.28 per share on all of its outstanding Class A shares and Class B shares. The semi-annual dividend will be payable on or about May 22, 2012 to shareholders of record at the close of business on May 8, 2012.

“We are changing our dividend policy to pay a semi-annual dividend in order to account for and balance the seasonality of MDC’s cash flows from operations,” said Mr. Nadal. “Our intention is to keep the annual dividend rate the same at $0.56 per share. MDC management continues to believe that a growing dividend over time is an important driver of shareholder value and can be achieved in conjunction with our commitment to reducing the overall balance sheet leverage of the company.”

Conference Call

Management will host a conference call this morning, Wednesday, April 4 at 9:30AM EDT to discuss the company’s recent acquisitions as well as its updated financial guidance. The conference call will be accessible by dialing 1-412-317-6760 or toll free 1-866-524-3160. An investor presentation has been posted on our website www.mdc-partners.com and will be referenced during the conference call.

A recording of the conference call will be available until Thursday, April 19, by dialing 1-412-317-0088 or toll free 1-877-344-7529 (passcode 10012407) or by visiting our website at www.mdc-partners.com.

About MDC Partners Inc.

MDC is a Business Transformation Organization that utilizes technology, marketing communications, data analytics and insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, Europe, and the Caribbean.

MDC’s durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC's reputation as "The Place Where Great Talent Lives."

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

This press release contains forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this press release that are not historical facts, including statements about the Company’s beliefs and expectations, earnings guidance, recent business and economic trends, potential acquisitions, estimates of amounts for deferred acquisition consideration and “put” option rights, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with severe effects of international, national and regional economic downturn;

•	the Company’s ability to attract new clients and retain existing clients;

•	the spending patterns and financial success of the Company’s clients;

•	the Company’s ability to retain and attract key employees;

•	the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to “put” option right and deferred acquisition consideration;

•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and

•	foreign currency fluctuations.

The Company’s business strategy includes ongoing efforts to engage in material acquisitions of ownership interests in entities in the marketing communications services industry. The Company intends to finance these acquisitions by using available cash from operations, from borrowings under its credit facility and through incurrence of bridge or other debt financing, any of which may increase the Company’s leverage ratios, or by issuing equity, which may have a dilutive impact on existing shareholders proportionate ownership. At any given time the Company may be engaged in a number of discussions that may result in one or more material acquisitions. These opportunities require confidentiality and may involve negotiations that require quick responses by the Company. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the Company’s securities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Annual Report on Form 10-K under the caption “Risk Factors” and in the Company’s other SEC filings.